                                  EXHIBIT 12.1

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES


                Computation of Ratio of Earnings to Fixed Charges

Millions of Dollars

                                                                                                                  Six Months ended
                                                                           Years ended December 31,                   June 30,
                                                             ------------------------------------------------     ----------------
                                                                2002       2001      2000      1999      1998      2002      2003
                                                               -----       ----      ----      ----      ----      ----      ----
EARNINGS AS DEFINED

Earnings (loss) from operations before income taxes
and before adjustments for minority interests in
consolidated subsidiaries and after eliminating
undistributed earnings of equity method investees             $(27.6)   $  58.1    $(28.9)   $ 55.4    $ 68.4    $(10.5)   $  4.9

Fixed Charges                                                   47.1       51.5      67.8      43.4      12.4      22.6      23.9
                                                              ------    -------    ------    ------    ------    ------    ------
            TOTAL EARNINGS, AS DEFINED                        $ 19.5    $ 109.6    $ 38.9    $ 98.8    $ 80.8    $ 12.1    $ 28.8
                                                              ======    =======    ======    ======    ======    ======    ======


FIXED CHARGES, AS DEFINED

Interest expense                                              $ 40.9     $ 43.2    $ 61.4    $ 39.0    $ 10.5    $ 20.1    $ 21.5
Amortization of capitalized expenses related to debt             3.7        4.4       4.2       1.1         -       1.3       1.2
Interest component of rent expense                               2.5        3.9       2.2       3.3       1.9       1.2       1.2
                                                              ------    -------    ------    ------    ------    ------    ------
            TOTAL FIXED CHARGES, AS DEFINED                   $ 47.1     $ 51.5    $ 67.8    $ 43.4    $ 12.4    $ 22.6    $ 23.9
                                                              ======    =======    ======    ======    ======    ======    ======

            RATIO OF EARNINGS TO FIXED CHARGES                   0.4        2.1       0.6       2.3       6.5       0.5       1.2


For the years ended December 31, 2000 and 2002 and the six months ended June 30, 2002, earnings were insufficient to cover fixed charges by $28.9 million, $27.6 million and $10.5 million, respectively.